Exhibit 99.1

[Kinder Morgan Energy Partners, L.P. Logo]

Larry Pierce Media Relations (713) 369-9407
Irene Twardowski Broussard Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS REPORTS RECORD EARNINGS,
INCREASES DISTRIBUTION

     HOUSTON, Jan. 21, 2004 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in the fourth quarter cash distribution per common unit to $0.68 ($2.72 annualized), the 18th distribution increase since the company began in February 1997. Payable on Feb. 13, 2004, to unitholders of record as of Jan. 30, 2004, the distribution represents a 9 percent increase over the fourth quarter 2002 cash distribution per unit of $0.625 ($2.50 annualized). In total, KMP declared 2003 cash distributions of $2.63 per unit, up 8 percent from $2.435 per unit in 2002.

     KMP reported record earnings with 2003 income before a change in accounting principle up 14 percent to $693.9 million, or $1.98 per limited partner unit, compared to $608.4 million, or $1.96 per limited partner unit, in 2002. Fourth quarter net income was $183.7 million, or $0.51 per limited partner unit, compared to $164.2 million, or $0.50 per limited partner unit, for the same period in 2002.

     "KMP had a superb year in 2003," said Chairman and CEO Richard D. Kinder. "Our stable assets generated cash flow to support distributions of more than $825 million in 2003, as we were able to increase the distribution in all four quarters. Our success was primarily attributable to strong internal growth, as we invested approximately $480 million in capital expansion projects in 2003. We also made 11 acquisitions totaling approximately $400 million, including more than $300 million in the fourth quarter."

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KMP-2003 Earnings	Page 2

Overview of Business Segments

     The Products Pipelines segment delivered a 3 percent increase in 2003 earnings before DD&A to $441.6 million, compared to $427.3 million for 2002. Fourth quarter earnings before DD&A were up 5 percent to $114.4 million, compared to $108.7 million for the same period the previous year. "This segment had a strong fourth quarter and a good year overall, although it did fall short of its published annual budget target of 5 percent growth," Kinder said. Gasoline, diesel and jet fuel volumes were up a combined 2 percent in the fourth quarter compared to the same period in 2002, and jet fuel volumes improved considerably in the third and fourth quarters. Normalizing for the impact of the 2003 transition from MTBE to ethanol in California (ethanol cannot be transported via pipeline and must instead be blended at terminals), total product volumes were up 3.2 percent for the fourth quarter. Earnings were positively impacted by fees from ethanol blending at KMP's California terminals and strong diesel volumes, which increased by 5.7 percent for the year and 7 percent in the fourth quarter. For the year, total refined products delivery volumes were down 1.3 percent, or 0.2 percent, normalized for the ethanol transition. Most of the shortfall in earnings relative to this segment's budget target related to the pipeline release and fire that shut down the Cochin Pipeline for 29 days in the third quarter. Cochin, which is operated by BP and owned 45 percent by KMP, produced approximately $7 million less in earnings before DD&A in 2003 than it did in 2002.

     Other highlights in this segment included the acquisitions of five refined petroleum products terminals from Shell connected to KMP's Pacific operations and seven terminals from ConocoPhillips in the Southeast.

     The Natural Gas Pipelines segment produced 2003 earnings before DD&A of $373.4 million, up 15 percent from $325.5 million in 2002, and ahead of its published annual budget of $364.8 million. Fourth quarter earnings before DD&A were up 11 percent to $99.7 million, compared to $89.5 million for the same period the previous year. Growth in this segment for the quarter and the year was driven by the strong

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KMP-2003 Earnings	Page 3

performance of the Texas intrastate pipelines and contributions from two expansion projects - the North Texas and Mier-Monterrey pipelines. "Annual earnings before DD&A for the Kinder Morgan intrastate pipelines increased nearly 22 percent, an outstanding performance," Kinder said. "By entering into new long-term transportation, storage and sales contracts with customers like BP and PEMEX, and extending existing customer contracts, volumes increased significantly." Segment transport volumes increased by 12.6 percent for the year and 13.5 percent for the fourth quarter, while sales volumes were up 2.6 percent for the year and 12 percent for the fourth quarter. At KMIGT, the approximately $28 million Cheyenne Market Center project should be completed in the summer of 2004, which will provide natural gas suppliers in the Rocky Mountain region with additional storage. The project is supported by fully subscribed long-term contracts.

     The CO2 Pipelines segment delivered 2003 earnings before DD&A of $203.6 million, up 54 percent from $132.2 million in 2002, and significantly exceeding KMP's published 2003 budget target of $174.5 million. Fourth quarter earnings before DD&A were up 56 percent to $61.3 million, compared to $39.4 million for the same period the previous year. Growth in this segment was primarily attributable to expansion projects at the SACROC Unit in the Permian Basin of West Texas, where oil production averaged over 20,000 barrels per day (Bbl/d) for the year and over 23,000 Bbl/d for the fourth quarter, up 55 and 52 percent, respectively, from the comparable 2002 periods. "The CO2 segment had a remarkable year," Kinder said. "In addition to stellar production at SACROC, CO2 delivery volumes increased significantly, and we increased our interest in the Yates Field to 50 percent and assumed operatorship of the asset through an approximately $230 million acquisition." CO2 volumes increased by 17 percent for the year and 61 percent for the quarter, and the McElmo Dome source field reported record CO2 production in December of over one billion cubic feet per day. The Yates acquisition closed Nov. 1, and the field is expected to average approximately 20,000 Bbl/d of oil production in 2004. The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term

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KMP-2003 Earnings	Page 4

hedging strategy intended to generate more stable realized prices. The realized weighted average oil price, including hedges, was $23.73 for 2003 compared to $22.45 for 2002, and $23.05 for the fourth quarter compared to $22.44 for the same period in 2002.

     The Terminals segment reported a 15 percent increase in 2003 earnings before DD&A to $240.8 million, up from $209.0 million in 2002, and ahead of its published annual budget of $233 million. Fourth quarter earnings before DD&A were up 11 percent to $60.9 million, compared to $55.0 million for the same period the previous year. Results for 2003 were driven by expansion projects at existing liquids terminals and solid contributions from smaller acquisitions. Excluding acquisitions, terminal assets that KMP owned in both 2003 and 2002 accounted for about half of this segment's 15 percent annual growth. Internal growth was spearheaded by expansion projects at the Carteret, Pasadena and Galena Park liquids terminals located on New York Harbor and the Houston Ship Channel. These projects resulted in increased leasable capacity.

Outlook

     In December, KMP announced it expects to declare cash distributions of $2.84 per unit for 2004. These expectations include contributions from assets currently owned by Kinder Morgan and do not include any benefits from unidentified acquisitions. The 2004 outlook represents 8 percent growth over expected 2003 distributions of $2.63 per unit. "In 2004, we intend to continue to focus on owning and operating fee-based assets that are core to the energy infrastructure of growing markets, increasing utilization of those assets to help meet growing energy demand across America and making strategic, accretive acquisitions that complement our existing assets," Kinder said.

     The company will detail its 2004 financial plan at its annual investor conference in Houston on Friday, Jan. 23, and, as in previous years, will post its budget on its web site so that investors may follow Kinder Morgan's progress throughout the year. "Our 2004 budget will be the standard by which we measure our success this year," Kinder said. "We remain committed to transparency, and we will continue to review and explain any variances to the plan during our quarterly earnings calls."

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KMP-2003 Earnings	Page 5

Kinder Morgan Management, LLC:

     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.68 distribution ($2.72 annualized), payable on Feb. 13, 2004, to shareholders of record as of Jan. 30, 2004. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.

     Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 90 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 57 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of almost $24 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, Jan. 21, at www.kindermorgan.com for a LIVE webcast conference call on the company's 2003 and fourth quarter earnings.

Additionally, you are invited to join us on Friday, Jan. 23, at www.kindermorgan.com for a LIVE webcast of the company's annual investor conference beginning at 9 a.m. Eastern Time.

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KMP-2003 Earnings	Page 6

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)

	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2003	2002	2003	2002

Revenues	$ 1,520,195	$ 1,221,736	$ 6,624,322	$ 4,237,057

Costs and Expenses
Operating expenses	1,194,969	936,599	5,385,953	3,167,187
Depreciation, depletion and amortization	60,438	45,546	219,032	172,041
General and administrative	41,891	32,371	150,435	122,205
Taxes, other than income taxes	15,887	10,528	62,213	51,326
	1,313,185	1,025,044	5,817,633	3,512,759
Operating Income	207,010	196,692	806,689	724,298

Other Income/(Expense)
Earnings from equity investments	24,435	18,872	92,199	89,258
Amortization of excess cost of equity investments	(1,393)	(1,393)	(5,575)	(5,575)
Interest expense	(47,070)	(47,658)	(182,777)	(178,279)
Other	5,092	1,515	9,021	3,517
Minority interest	(2,124)	(2,101)	(9,054)	(9,559)
Income before income taxes	185,950	165,927	710,503	623,660
Income tax expense	(2,224)	(1,680)	(16,631)	(15,283)
Income before change in accounting principle	183,726	164,247	693,872	608,377

Cumulative effect adj from change in accounting for asset retirement obligations	-	-	3,465	-

Net Income	$ 183,726	$ 164,247	$ 697,337	$ 608,377
	===========	===========	===========	===========

Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 183,726	$ 164,247	$ 693,872	$ 608,377
Less: General Partner's Interest (1)	(86,807)	(73,408)	(326,489)	(270,816)
Limited Partners' Interest	96,919	90,839	367,383	337,561

Limited Partners' Interest in Change in Accounting Principle	-	-	3,430	-

Limited Partners' Interest in Net Income	$ 96,919	$ 90,839	$ 370,813	$ 337,561
	===========	===========	===========	===========

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.51	$ 0.50	$ 1.98	$ 1.96
	===========	===========	===========	===========
Net Income per unit	$ 0.51	$ 0.50	$ 2.00	$ 1.96
	===========	===========	===========	===========

Number of Units Used in Computation	188,740	180,615	185,494	172,186
	===========	===========	===========	===========

Additional per unit information:

Net Income before change in accounting principle	$ 0.51	$ 0.50	$ 1.98	$ 1.96
Depreciation, depletion and amortization	0.33	0.26	1.21	1.03
Sustaining capital expenditures (2)	(0.16)	(0.13)	(0.50)	(0.45)
Net income before DD&A, less sustaining capex, before chg in acctg principle	0.68	0.63	2.69	2.54
Change in Accounting Principle	-	-	0.02	-
Net income before DD&A, less sustaining capex	$ 0.68	$ 0.63	$ 2.71	$ 2.54
	===========	===========	===========	===========
Declared distribution	$ 0.680	$ 0.625	$ 2.630	$ 2.435
	===========	===========	===========	===========

(1) General partner's interest in net income for the twelve months ended December 2003 is $326,524 after taking into account change in accounting principle
(2) Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)
	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2003	2002	2003	2002
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 114,447	$ 108,681	$ 441,600	$ 427,304
Natural Gas Pipelines	99,718	89,494	373,350	325,454
CO2 Pipelines	61,339	39,377	203,599	132,196
Terminals	60,890	55,030	240,776	208,963
Total	$ 336,394	$ 292,582	$1,259,325	$1,093,917
	=========	=========	=========	=========

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 18,055	$ 17,078	$ 70,626	$ 67,669
Natural Gas Pipelines	13,848	13,087	54,062	48,688
CO2 Pipelines	19,990	8,313	62,844	31,213
Terminals	9,938	8,461	37,075	30,046
Total	$ 61,831	$ 46,939	$ 224,607	$ 177,616
	=========	=========	=========	=========

Segment Earnings Contribution:
Products Pipelines	$ 96,392	$ 91,603	$ 370,974	$ 359,635
Natural Gas Pipelines	85,870	76,407	319,288	276,766
CO2 Pipelines	41,349	31,064	140,755	100,983
Terminals	50,952	46,569	203,701	178,917
General and Administrative	(41,891)	(32,371)	(150,435)	(122,205)
Net Debt Costs (Includes Interest Income)	(46,822)	(47,224)	(181,357)	(176,460)
Other (1)	-	300	-	300
Less: Minority Interest	(2,124)	(2,101)	(9,054)	(9,559)
Cumulative Effect of Change in Accounting Principle	-	-	3,465	-
Net income	$ 183,726	$ 164,247	$ 697,337	$ 608,377
	=========	=========	=========	=========

Volume Highlights
(historical pro forma for acquired assets)
	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2003	2002	2003	2002
Products Pipelines
Gasoline	115.2	114.6	451.0	465.2
Diesel	42.3	39.5	161.4	152.7
Jet Fuel	29.3	29.0	111.3	115.1
Total Refined Product Volumes (MMBbl)	186.8	183.1	723.7	733.0
NGL's	11.6	14.0	42.2	44.4
Total Delivery Volumes (MMBbl) (2)	198.4	197.1	765.9	777.4

Natural Gas Pipelines (3)
Transport Volumes (Bcf)	309.2	272.4	1,244.9	1,105.3
Sales Volumes (Bcf) (4)	228.2	203.8	906.0	882.8

CO2 Pipelines
Delivery Volumes (Bcf) (5)	168.6	104.9	504.7	431.7
Sacroc Oil Production (MBbl/d)	23.1	15.2	20.2	13.0
Realized Weighted Average Oil Price per Bbl (6)	$ 23.05	$ 22.44	$ 23.73	$ 22.45

Terminals
Liquids Leaseable Capacity (MMBbl)	36.2	35.3	36.2	35.3
Liquids Utilization %	95.0%	96.0%	96.0%	97.0%
Bulk Transload Tonnage (MMtons) (7)	13.8	14.4	56.2	58.7

(1) Represents net impact of changes in environmental reserves in the Products and Terminals segments
(2) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
(3) Includes KMIGT, Texas Intrastates and Trailblazer
(4) First quarter 2002 includes sales volumes under prior management which may not be comparable
(5) Includes Cortez, Central Basin, CRC and CLPL pipeline volumes
(6) Includes all Kinder Morgan crude oil properties
(7) Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	December 31,	December 31,
	2003	2002
ASSETS

Cash and cash equivalents	$ 23	$ 41
Other current assets	683	628
Property, Plant and Equipment, net	7,092	6,245
Investments	404	451
Deferred charges and other assets	932	989
TOTAL ASSETS	$ 9,134	$ 8,354
	=========	=========

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ 2	$ -
Other current liabilities	809	813
Long-term debt	4,317	3,660
Market value of interest rate swaps	121	167
Other	334	256
Minority interest	40	42
Partners' Capital	3,511	3,416
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 9,134	$ 8,354
	=========	=========

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$ 4,296	$ 3,619
Total Capitalization	$ 7,847	$ 7,077
Debt to Total Capitalization	54.7%	51.1%